Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Snow Lake Resources Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (4)
Fees to Be Paid	Equity	Common Shares, no par value per share (2)	Rule 457(c)	11,500,000	$3.00	$34,500,000	0.0000927	$3,198.15
	Total Offering Amounts			11,500,000		$34,500,000		$3,198.15

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), includes the Common Shares that the underwriters have the option to purchase to cover any over-allotments. See “Underwriting.”
(2)

Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Common Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon US$3.00 per share, a price at which our Common Shares traded on September 23, 2022.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act.